LEHMAN BROTHERS INCOME FUNDS

                                   TRUST CLASS
                       DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A

The Series currently subject to this Agreement are as follows:


         Lehman Brothers Strategic Income Fund



Dated: June 1, 2007